ION Reports Solid Third Quarter 2012 Results
Revenue increased 18%; net income increased 71%; EPS of $0.09

HOUSTON – November 8, 2012 – ION Geophysical Corporation (NYSE: IO) today reported third quarter 2012 revenues of $136.3 million, an 18% increase from revenues of $115.7 million in third quarter 2011. Gross margin reached 41% compared to 38% in third quarter 2011. Third quarter net income increased to $14.9 million, or $0.09 per diluted share, compared to net income of $8.7 million, or $0.06 per diluted share, in third quarter 2011. Adjusted EBITDA increased 41% to $56.8 million compared to $40.3 million in third quarter 2011 due to improved overall results of operations.
The Company’s third quarter results included abnormally high legal expenses resulting from two previously disclosed patent infringement lawsuits involving the Company, one brought by WesternGeco and the other brought against Sercel. Adjusting for these unusual legal expenditures, net of tax, the Company’s net income for the third quarter would have been $17.4 million, or $0.11 per diluted share.
Brian Hanson, the Company’s Chief Executive Officer, commented, “We are pleased with the solid results we delivered in the third quarter and year-to-date. This quarter we generated significant growth in revenue and earnings as compared to the same quarter last year, led by the continued robust performance of our Solutions business. On a year-to-date basis, total ION revenues are up 20%, with year-to-date growth across all three of our business segments.
“Our data processing business continues to improve in both revenues and profitability, with our sixth sequential quarterly improvement in revenue. Additionally, our new WiBandTM broadband solution continues to gain momentum as we launched several commercial projects. We finished the third quarter of 2012 with record data processing revenues and backlog. Our investments in our international data processing infrastructure are paying off and we expect this growth to continue.
“Our GeoVentures division continues to perform exceptionally well, delivering record third quarter revenues, driven by a combination of strong library sales and an increase in new venture programs. We completed acquisition on several new venture programs, including 2D programs offshore South America and East Africa, and our 3D gravity gradiometry program offshore Greenland. Additionally, we completed acquisition on two ResSCANTM programs in North America. GeoVentures also finished the third quarter with record backlog. Our overall Solutions backlog at the end of the quarter was $199 million, up 87% compared to the same period last year.
“Our Marine division continued to experience soft revenues attributable to modest capital spending by our contractor customers related to new vessel introductions during the third quarter and decreased towed streamer product sales. However, we continued to realize healthy ocean-bottom equipment revenues in the third quarter partially offsetting the softness in our other marine and land sensor product lines.
“Our software business also had a record quarter driven by continued healthy Orca® software and hardware sales. Additionally, we continue to experience solid growth in our on-board acquisition optimization services business model.
“INOVA reported revenues of $47.4 million in their second quarter of 2012, up 40% from their second quarter of 2011, driven by a 30,000 channel sale of their new wireless HawkTM product, strong U.S.-based vibrator sales, and the delivery of an additional 9,000 channels of G3iTM (their new cable-based system) to BGP.”
THIRD QUARTER 2012
The 18% increase in total revenues over third quarter 2011 was led by strong growth in the Company’s Solutions and Software businesses. Solutions segment revenues increased 26% to $92.1 million compared to $73.2 million in third quarter 2011, driven by continued growth in data processing, robust multi-client activity offshore South America, East Africa, and Greenland, and acquisition in the Company’s ResSCAN programs. Additionally, the Company experienced strong interest in its data library programs offshore Africa, South America, India, and in the Gulf of Mexico.
Software segment sales were $13.1 million compared to $10.2 million in third quarter 2011. Excluding foreign currency effects, Software segment revenues increased 30% due to demand for the Company’s Orca and Gator® software and onboard acquisition optimization services.

Systems segment sales decreased 4% to $31.1 million compared to $32.3 million in third quarter 2011, due primarily to decreased sales of towed streamer equipment products as compared to the same period last year, partially offset by growth in the Company’s ocean-bottom cable product line.
Consolidated gross margins during the third quarter increased to 41% from 38% in third quarter 2011. The improvement was driven by the Solutions segment, which increased margins to 36% from 31%, led by data processing revenue growth and higher-margin new venture programs.
Third quarter consolidated operating margins increased to 18% compared to 16% in third quarter 2011, benefitting from higher gross margins in Solutions, partially offset by unusual legal expenses and continued investment in R&D. Solutions operating margins improved to 24% from 19% due to growth in the data processing business and margin improvement in new venture programs. Software segment operating margins remained at 70%, while Systems operating margins decreased slightly from 21% to 20% in the third quarter. Excluding the impact of the unusual legal expenses, third quarter 2012 consolidated operating margins would have been 21%.
The Company’s effective tax rate during the third quarter was 28.5% compared to 27.9% in third quarter 2011. The increase in the effective tax rate was due to changes in the distribution of earnings between U.S. and foreign jurisdictions.
The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s second quarter 2012 financial results is included in the Company’s third quarter results. For second quarter 2012, INOVA Geophysical reported revenues of $47.4 million, up 40% from $33.8 million in second quarter 2011. INOVA Geophysical reported a net loss of $3.5 million for second quarter 2012, compared to a net loss of $9.8 million in second quarter 2011. For third quarter 2012, the Company recognized losses on its INOVA equity investment of approximately $1.7 million compared to a loss of $4.8 million for the prior year period.
The Company’s total cash and cash equivalents were $47.5 million as of September 30, 2012. Additionally, under its amended $175 million credit facility, the Company had $77.8 million of unused capacity as of September 30, 2012.
YEAR-TO-DATE 2012
Total revenues for the first nine months of 2012 increased 20% to $353.2 million compared to $294.7 million for the same period in 2011, with year-to-date growth across all business segments.
Solutions segment revenues for the first nine months of 2012 increased 28% to $230.2 million primarily as a result of continuing data processing expansion, robust international offshore new venture programs, and healthy library sales. Software and Systems segment revenues during the period increased by 12% and 6%, respectively.
Consolidated gross margins for the period increased to 40% compared to 37% in the same period of 2011 due to the data processing expansion and multi-client program profitability improvements.
Consolidated operating margins for the first nine months of 2012 increased to 14% from 11% in the same period of 2011. Solutions operating margins increased to 21% from 13% due to growth of data processing revenues as well as profitability improvements in the multi-client business. Software segment operating margins increased to 67% from 64%, while Systems operating margins decreased from 26% to 18% in the first nine months of 2012, as compared to the same period of 2011. The decline in Systems operating margins was due primarily to the reduction in towed streamer equipment sales in the first nine months of 2012. While overall consolidated gross margins have improved, operating expenses as a percent of revenues increased to 26.4% from 25.6%, driven by the abnormally high external legal expenses as well as continued investment in R&D for the Company’s next generation technologies across its various business segments. Excluding the impact of the unusual legal expenses, consolidated operating margins for the first nine months of 2012 would have been 16%.
The Company’s effective tax rate during the first nine months of 2012 was 27.7%, relatively flat compared to 2011.
For the first nine months of 2012, net income was $35.1 million, or $0.22 per diluted share, compared to net income of $11.4 million, or $0.07 per diluted share, in the first nine months of 2011. Adjusting for the unusual legal expenditures, net of tax, net income for the first nine months of 2012 would have been $40.1 million, or $0.25 per diluted share.
OUTLOOK
Greg Heinlein, the Company’s Chief Financial Officer, commented, “We delivered solid results with year-to-date revenues up 20% over last year and year-to-date earnings of $0.25 per diluted share, after adjusting for the unusually high legal expenses.

“Our third quarter represented another successful quarter this year of growing revenues and earnings. While unplanned legal costs impacted this quarter’s operating expenses, we remain confident in our ability to execute year-over-year revenue and earnings growth in spite of these headwinds.
“Our Solutions segment continues to drive successive quarterly improvements, between new venture underwriting and data library sales. We continue to increase our focus on E&P company solutions, while improving our marine and land businesses with investments into newer products and new go-to-market strategies.
“INOVA had a strong second quarter, as reflected in our third quarter results. We expect to record an equity loss in our fourth quarter, but continue to expect our INOVA equity income to be modestly profitable for the year.
“Based on our market outlook and robust pipeline of order activity, we are confidently investing in each of our businesses and remain positioned to achieve year-over-year improvement in both revenue and profitability for full year 2012.”
CONFERENCE CALL
The Company has scheduled a conference call for Friday, November 9, 2012, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website at 9:00 a.m. Eastern time. To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 23, 2012. To access the replay, dial 303-590-3030 and use pass code 4570327#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION's offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
Greg Heinlein
Chief Financial Officer
+1.281.552.3011

Jack Lascar
DRG&L
+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with litigation, including the lawsuit brought by WesternGeco; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the operation of the INOVA Geophysical joint venture; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2012.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product revenues	$43,300	$41,760	$120,746	$113,163
Service revenues	93,023	73,894	232,501	181,575
Total net revenues	136,323	115,654	353,247	294,738
Cost of products	21,229	21,568	60,327	53,831
Cost of services	59,136	50,028	149,863	132,079
Gross profit	55,958	44,058	143,057	108,828
Operating expenses:
Research, development and engineering	7,504	6,325	25,536	18,070
Marketing and sales	8,091	8,199	24,162	23,079
General and administrative	15,314	11,038	43,695	34,312
Total operating expenses	30,909	25,562	93,393	75,461
Income from operations	25,049	18,496	49,664	33,367
Interest expense, net	(1,237)	(1,382)	(4,119)	(4,184)
Equity in earnings (losses) of INOVA Geophysical	(1,684)	(4,811)	4,561	(9,844)
Other income (expense)	(936)	199	(727)	(2,303)
Income before income taxes	21,192	12,502	49,379	17,036
Income tax expense	6,037	3,484	13,666	4,716
Net income	15,155	9,018	35,713	12,320
Net income attributable to noncontrolling interest	42	34	436	103
Net income attributable to ION	15,197	9,052	36,149	12,423
Preferred stock dividends	338	338	1,014	1,014
Net income applicable to common shares	$14,859	$8,714	$35,135	$11,409
Net income per share:
Basic	$0.10	$0.06	$0.23	$0.07
Diluted	$0.09	$0.06	$0.22	$0.07
Weighted average number of common shares outstanding:
Basic	155,918	155,166	155,698	154,648
Diluted	162,852	162,227	162,680	156,095

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$47,479	$42,402
Short-term investments	—	20,000
Accounts receivable, net	93,484	130,612
Unbilled receivables	66,526	25,628
Inventories	72,145	70,145
Prepaid expenses and other current assets	21,523	13,460
Total current assets	301,157	302,247
Deferred income tax asset	16,534	17,645
Property, plant, equipment and seismic rental equipment, net	39,246	24,771
Multi-client data library, net	212,457	175,768
Investment in INOVA Geophysical	77,119	72,626
Goodwill	55,422	53,963
Intangible assets, net	15,791	17,716
Other assets	10,121	9,322
Total assets	$727,847	$674,058
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,878	$5,770
Accounts payable	25,537	22,296
Accrued expenses	76,678	61,384
Accrued multi-client data library royalties	20,854	15,318
Deferred revenue	21,537	33,802
Total current liabilities	147,484	138,570
Long-term debt, net of current maturities	101,433	99,342
Other long-term liabilities	7,423	7,719
Total liabilities	256,340	245,631
Redeemable noncontrolling interest	2,155	2,615
Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,560	1,555
Additional paid-in capital	847,130	843,271
Accumulated deficit	(387,463)	(423,612)
Accumulated other comprehensive loss	(12,869)	(16,193)
Treasury stock	(6,565)	(6,565)
Total stockholders’ equity	468,793	425,456
Noncontrolling interests	559	356
Total equity	469,352	425,812
Total liabilities and equity	$727,847	$674,058

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$35,713	$12,320
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	11,532	10,649
Amortization of multi-client library	66,911	55,166
Stock-based compensation expense	4,473	4,177
Equity in (earnings) losses of INOVA Geophysical	(4,561)	9,844
Deferred income taxes	795	(7,254)
Change in operating assets and liabilities:
Accounts receivable	37,526	(10,842)
Unbilled receivables	(40,898)	25,212
Inventories	(8,540)	(30,539)
Accounts payable, accrued expenses and accrued royalties	22,812	(1,108)
Deferred revenue	(12,316)	19,046
Other assets and liabilities	(2,115)	(527)
Net cash provided by operating activities	111,332	86,144
Cash flows from investing activities:
Investment in multi-client data library	(105,600)	(91,594)
Purchase of property, plant and equipment	(11,892)	(9,024)
Investment in seismic rental equipment	(1,674)	—
Maturity (net purchases) of short-term investments	20,000	(28,000)
Investment in convertible notes	(2,000)	(6,500)
Other investing activities	—	50
Net cash used in investing activities	(101,166)	(135,068)
Cash flows from financing activities:
Payments on long-term debt	(2,776)	(4,880)
Repayment of term loan	(98,250)	—
Borrowings under amended revolving line of credit	148,250	—
Payments under amended revolving line of credit	(51,000)	—
Cost associated with debt amendment	(1,313)	—
Payment of preferred dividends	(1,014)	(1,014)
Proceeds from exercise of stock options	563	13,047
Other financing activities	338	665
Net cash (used in) provided by financing activities	(5,202)	7,818
Effect of change in foreign currency exchange rates on cash and cash equivalents	113	(23)
Net increase (decrease) in cash and cash equivalents	5,077	(41,129)
Cash and cash equivalents at beginning of period	42,402	84,419
Cash and cash equivalents at end of period	$47,479	$43,290

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues:
Solutions:
New Venture	$40,817	$35,597	$91,355	$67,819
Data Library	22,756	15,166	55,259	48,862
Total multi-client revenues	63,573	50,763	146,614	116,681
Data Processing	28,546	22,416	83,601	63,349
Total	$92,119	$73,179	$230,215	$180,030
Systems:
Towed Streamer	$17,529	$22,219	$47,060	$60,000
Ocean Bottom	7,969	—	13,104	509
Other	5,616	10,065	30,475	25,210
Total	$31,114	$32,284	$90,639	$85,719
Software:
Software Systems	$12,186	$9,476	$30,107	$27,444
Services	904	715	2,286	1,545
Total	$13,090	$10,191	$32,393	$28,989
Total	$136,323	$115,654	$353,247	$294,738
Gross profit:
Solutions	$33,142	$22,600	$81,031	$47,106
Systems	12,731	13,397	37,777	40,752
Software	10,085	8,061	24,249	20,970
Total	$55,958	$44,058	$143,057	$108,828
Gross margin:
Solutions	36%	31%	35%	26%
Systems	41%	41%	42%	48%
Software	77%	79%	75%	72%
Total	41%	38%	40%	37%
Income from operations:
Solutions	$22,341	$13,897	$49,381	$22,751
Systems	6,335	6,852	16,070	21,989
Software	9,186	7,117	21,547	18,409
Corporate and other	(12,813)	(9,370)	(37,334)	(29,782)
Total	$25,049	$18,496	$49,664	$33,367
Operating margin:
Solutions	24%	19%	21%	13%
Systems	20%	21%	18%	26%
Software	70%	70%	67%	64%
Corporate and other	(9)%	(8)%	(11)%	(10)%
Total	18%	16%	14%	11%

Reconciliation of Adjusted EBITDA to Net Income
(Non-GAAP Measure)
(In thousands)
(Unaudited)

Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company’s ongoing business operations, including its ability to service debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$15,155	$9,018	$35,713	$12,320
Interest expense, net	1,237	1,382	4,119	4,184
Income tax expense	6,037	3,484	13,666	4,716
Depreciation and amortization expense	32,700	21,591	78,443	65,815
Equity in (earnings) losses of INOVA Geophysical	1,684	4,811	(4,561)	9,844
Adjusted EBITDA	$56,813	$40,286	$127,380	$96,879

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